Exhibit 1

SANDELL RELEASES PRESENTATION DETAILING TAX-FAVORABLE ALTERNATIVES FOR BOB EVANS

Tax-Favorable Separation Could Result in Values Ranging between $56 and $64 per Share; Numerous Alternatives and Potential Partners Highlights Need for Greater Transparency

New York (October 11, 2016) - Sandell Asset Management Corp. (“Sandell”), a large and long-time shareholder of Bob Evans Farms, Inc. (“Bob Evans” or the “Company”) (NASDAQ: BOBE), today released a presentation: “Bob Evans – Financial Commentary: Tax-Favorable Alternatives.” This presentation can be found at: http://bob-evans-graphics.com/dist/assets/bob-evans-financial-commentary-tax-favorable-alternatives.pdf.

In this presentation, Sandell discusses several financial alternatives to achieve a tax-favorable separation of the Company’s two disparate and wholly-owned business segments, Bob Evans Farms Foods (“BEF Foods”) and Bob Evans Restaurants. Sandell believes that a value between $56 and $64 per share could be justified based upon a separation of these two segments.

Given the many alternatives available for the Company to pursue, and the many potential partners that could participate in a transaction, Sandell believes that a robust and transparent process is needed to ensure reaching the broadest universe of potential partners. At present, Bob Evans has still not disclosed matters as basic as the identity of its financial advisors, casting doubt on the Company’s ability reach the widest array of potential partners and truly avail itself of “all options” to increase value as has been claimed.

About Sandell Asset Management Corp.

Sandell Asset Management Corp. is a leading private, alternative asset management firm specializing in global corporate event-driven, multi-strategy investing with a strong focus on equity special situations and credit opportunities. Sandell Asset Management Corp. was founded in 1998 by Thomas E. Sandell and has offices in New York and London, including a global staff of investment professionals, traders and infrastructure specialists.

SANDELL ASSET MANAGEMENT CORP., CASTLERIGG MASTER INVESTMENTS LTD., CASTLERIGG INTERNATIONAL LIMITED, CASTLERIGG INTERNATIONAL HOLDINGS LIMITED, CASTLERIGG OFFSHORE HOLDINGS, LTD., AND THOMAS E. SANDELL (COLLECTIVELY, THE "PARTICIPANTS") INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING FORM OF CONSENT TO BE USED IN CONNECTION WITH THE SOLICITATION OF CONSENTS FROM THE STOCKHOLDERS OF BOB EVANS FARMS, INC. (THE "COMPANY"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF CONSENTS BY THE PARTICIPANTS, AS THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS.  THE DEFINITIVE CONSENT STATEMENT AND AN ACCOMPANYING CONSENT CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND WILL BE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN AN EXHIBIT TO THE SCHEDULE 14A FILED BY SANDELL ASSET MANAGEMENT CORP. WITH THE SEC ON OCTOBER 6, 2016. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCE INDICATED ABOVE.

Contact:

Sandell Asset Management Corp.

Adam Hoffman, 212-603-5814

Okapi Partners LLC

Bruce Goldfarb, 212-297-0722 or Lisa Patel, 212-297-0720

Sloane & Company

Dan Zacchei or Joe Germani, 212-446-1882